EXHIBIT 99.2
MediaAlpha Reaches Settlement with FTC

LOS ANGELES, August 6, 2025 – MediaAlpha, Inc. (NYSE: MAX) ("MediaAlpha" or the "Company") today announced that it has reached a settlement with the Federal Trade Commission (“FTC”) to fully resolve matters related to the previously disclosed FTC investigation focused primarily on the Company’s under-65 health insurance sub-vertical.

Under the terms of the settlement, which is subject to court approval, MediaAlpha will pay $45 million and agree to certain other provisions, including additional disclosures and content review processes relating to its under-65 health websites and additional measures to screen and monitor its under-65 health partners. The settlement is not expected to have a material impact on MediaAlpha’s core Property & Casualty insurance vertical, Medicare sub-vertical or other business operations.

The Company issued the following statement:

We are pleased to put this matter behind us. While we strongly disagree with the FTC’s allegations, we believe that settling this matter is in the best interests of MediaAlpha and our shareholders. MediaAlpha has always been committed to transparency and compliance, and we share the FTC’s goal of preventing the misuse of our under-65 health marketplaces by third parties. As part of this settlement, we have agreed to further enhance our industry-leading compliance processes in under-65 health.

We remain very excited about the multi-year growth prospects for our core Property & Casualty and Medicare verticals, driven by strong secular tailwinds, the efficiency of our marketplace model, and our continued focus on innovation. We expect these factors to continue to produce strong, sustainable and profitable growth for MediaAlpha for years to come.

The $45 million payment is equal to $0.61 per fully diluted share. MediaAlpha intends to fund this payment with existing cash on hand, which was $85.4 million as of June 30, 2025. Pursuant to the settlement, the Company will pay $33.5 million within seven days of court approval of the settlement and $11.5 million within 90 days of court approval. Such payments will not impact the Company’s ability to operate its business in the normal course, and the Company will remain in full compliance with the terms of its credit agreement following the settlement.

Additional information related to the FTC settlement is available in a Form 8-K filed today with the U.S. Securities and Exchange Commission.

Financial Impact of the FTC Settlement for Under-65 Health

As previously disclosed, in early 2025 following a comprehensive strategic review, MediaAlpha began implementing enhanced compliance measures and scaling back certain areas within under-65 health. During the second quarter, the Company took additional measures to address concerns raised by the FTC. As a result of these actions, under-65 health’s top and bottom lines declined significantly in the first and second quarters of 2025.

On a year-over-year basis, the Company expects the~~se~~ additional compliance procedures agreed to in connection with the FTC settlement, together with actions implemented in the first half of the year, to reduce under-65 Transaction Value by approximately $80 million to $85 million and under-65 Contribution by $18 million to $20 million in 2025. Relative to the Company's 2024 consolidated results, these declines represent 6% of Transaction Value and 12% of Contribution at the midpoints of these ranges. Specifically, for under-65:

Transaction Value ($ in millions)	Q1 2025	Q2 2025	H2 2025
$ Increase (Decrease) year over year	$(9)	$(16)	$(55) to $(60)
% Change year over year (at the midpoint)	(20)%	(41)%	(61)%

Contribution ($ in millions)	Q1 2025	Q2 2025	H2 2025
$ Increase (Decrease) year over year	$(3)	$(4)	$(11) to $(13)
% Change year over year (at the midpoint)	(32)%	(63)%	(79)%

Second Quarter 2025 Financial Results

The Company will report its second quarter 2025 financial results and hold an investor call on Wednesday, August 6, 2025, at which time it will discuss the FTC settlement, provide a review of the quarter and issue its outlook for the third quarter of 2025.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the Company’s expectation that the settlement terms will not have a material impact on its core Property & Casualty and Medicare operations; its expectations regarding the long-term growth outlook for the Company’s core Property & Casualty and Medicare business, driven by secular tailwinds, the efficiency of its marketplace model, and its continued focus on innovation, and that such factors will continue to produce strong, sustainable and profitable growth for MediaAlpha for years to come; the Company’s expectation that the settlement payments will not impact the Company’s ability to operate its business in the normal course and the Company will remain in full compliance with the terms of its credit agreement; and the expected impact of the settlement on the Company's under-65 Transaction Value and Contribution. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would,” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.

There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including those more fully described in MediaAlpha’s filings with the Securities and Exchange Commission (“SEC”), including the Form 10-K filed on February 24, 2025 and the Forms 10-Q filed on April 30, 2025 and to be filed on or about August 6, 2025. These factors should not be construed as exhaustive. MediaAlpha disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this press release.

About MediaAlpha
We believe we are the insurance industry’s leading programmatic customer acquisition platform. With more than 1,200 active partners, excluding our agent partners, we connect insurance carriers with online shoppers and transacted nearly 119 million Consumer Referrals in our marketplaces in 2024. Our programmatic advertising technology powered $1.9 billion in spend on brand, comparison, and metasearch sites across property & casualty insurance, health insurance, life insurance, and other industries over the last twelve months ended June 30, 2025. For more information, please visit www.mediaalpha.com.

Investor Contact:
Denise Garcia
Hayflower Partners
Denise@HayflowerPartners.com